Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2017 THIRD QUARTER RESULTS

Third Quarter Highlights Include:

•	All Segments Contribute to 15 Percent Increase in Revenue to Record $301.6 Million

•	Renaissance Food Group (RFG) Revenues Rise 24 Percent Year-over-Year

•	Calavo Foods Business Segment Posts 24 Percent Higher Sales

•	New Fresh Packinghouse and RFG Plant Begin Shipping; Expand Company’s Geographic Reach

Looking Forward:

•	Company Reaffirms Outlook for Double-Digit Increase in Revenues and Higher Gross Margin Dollars in fiscal 2017

•	Fiscal 2018 Outlook Calls for Consolidated Revenue Growth of 20 Percent and Record EPS

SANTA PAULA, Calif. (Sept. 6, 2017)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported record fiscal 2017 third quarter revenues, which rose by 15 percent from the corresponding period last year. The company, a global avocado-industry leader and provider of value-added fresh foods, said top-line growth was paced by strong sales gains in each of Calavo’s three principal business segments – Fresh, Renaissance Food Group (RFG) and Calavo Foods.

Net income for the three months ended July 31, 2017 totaled $8.8 million, equal to $0.50 cents per diluted share. This compares with net income of $12.7 million, or $0.73 per diluted share, in the fiscal 2016 third quarter. Revenues in the most recent quarter reached $301.6 million – marking a new all-time, single-period high – versus $263.1 million in the year-earlier period.

Gross margin totaled $24.9 million, or 8.2 percent of revenues, in the fiscal 2017 third quarter, down from $32.6 million, or 12.4 percent of revenues, in the like quarter last year. Operating income of $12.2 million in the most recent period compares with $20.4 million in last year’s third quarter.

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Calavo Growers Reports Fiscal 2017 Third Quarter Results/2-2-2

Chairman, President and Chief Executive Officer Lee E. Cole stated: “The company experienced lower gross margin and net income in the quarter due to an avocado crop in transition and costs related to RFG’s rapid expansion. While EPS growth is always a key focus for the company, Calavo’s record third quarter revenues and double-digit growth is both gratifying and indicative of the strategic opportunity ahead in each of our business segments. The continued trend of robust top-line growth confirms Calavo’s position as a leading growth company within the food industry.”

The CEO continued: “In Calavo’s Fresh segment, we continued to operate in a market in which consumer demand continues to exceed available supply. While we believe our best-in-category avocado production and sales management positioned us well to take advantage of the current market conditions, the cyclically lower California fruit harvest – down over 40 percent from last year – created a difficult comparison to the fiscal 2016 third quarter. In spite of this difficult comparison, our Fresh segment registered solid year-over-year revenue growth of approximately 8 percent.

“RFG posted sales gains of 24 percent over last year’s third quarter, marking the business segment’s 24th consecutive quarter of double-digit sales growth. The pace of RFG’s revenue growth continues to accelerate, reflecting the growth in consumer demand for fresh, convenient food and Calavo’s corresponding reinvestment into the business segment over the last two years. RFG gross margin experienced the effect of higher costs associated with recently opened production centers starting to scale and attain operating efficiencies.

“We are pleased that Calavo Foods grew its revenue base 24 percent in the fiscal third quarter as compared to the prior year. On the margin side, sharply higher fruit input costs – which reached record-high levels during the quarter – significantly pulled down segment gross margin in the most-recent period.”

Cole added, “We marked two notable operating milestones in our fiscal third quarter. First, our new fresh avocado packinghouse in Jalisco, Mexico began production, initially shipping avocados to Calavo customers in Japan, Canada and Europe. And second, our newest RFG facility, located in Riverside, Calif., began its first full month of production during the quarter, ramping up to meet customer demand in the southwestern United States. ”

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Calavo Growers Reports Fiscal 2017 Third Quarter Results/3-3-3

For the nine months ended July 31, 2017, net income decreased to $27.0 million, equal to $1.54 per diluted share, from $28.8 million, or $1.65 per diluted share in the initial three quarters of fiscal 2016. Revenues advanced by $110.3 million, or 16.0 percent, to $798.4 million, from $688.0 million in the corresponding year-earlier period.

Nine-month gross margin edged upward to $83.0 million, or 10.4 percent of revenues, in fiscal 2017, which compares with $80.4 million, or 11.7 percent of revenues, in the like period one year ago. Year-to-date operating income registered $41.1 million versus $45.6 million in the initial three quarters of fiscal 2016.

Revenues in the Fresh segment expanded 8.2 percent in the fiscal 2017 third quarter to $168.9 million from $156.1 million in the corresponding period last year. Fresh gross margin totaled $16.9 million, equal to 10.0 percent of segment sales, down from $18.3 million, or 11.7 percent of segment sales, in the fiscal 2016 third quarter. Higher Fresh segment sales in the most recent quarter are primarily attributable to the previously mentioned avocado market conditions and a higher proportion of value-added avocado sales. The California avocado supply issue constrained segment gross margin dollars and is the main reason that total unit volume dipped to 4.1 million in the most recent quarter from 4.7 million units in the fiscal 2016 third quarter.

Third-quarter revenues in the RFG segment increased 24 percent to $112.5 million from $90.7 million in the like period one year ago. Gross margin in the most recent quarter totaled $6.8 million, equal to 6.1 percent of segment sales, which compares with $8.6 million, or 9.4 percent of segment sales, in last year’s third quarter. This marks the third consecutive quarter of revenue growth of 23 percent or more at RFG, clear indication that the previously announced growth strategy at RFG is taking hold. The company’s presentation of RFG broker commission expenses, which totaled $0.8 million in the fiscal third quarter, are now accounted for as selling, general and administrative (SG&A) expenses rather than as a reduction in net sales as was done in

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prior years. Adjusted for this change, segment gross margin in the most recent quarter would have been $6.0 million, or 5.4 percent of segment sales. RFG’s revenue growth is indicative of expansion and penetration into new and existing customers, broadened geographic reach, plant capacity expansion, and product diversification. As indicated in CEO Cole’s comments above, segment gross margin was impacted primarily by costs associated with growth initiatives, specifically expenses incurred in ramping up activity at new or recently expanded RFG plants.

Calavo Foods segment revenues climbed $4.0 million, or 24.4 percent, to $20.3 million in the fiscal 2017 third quarter from $16.3 million in the corresponding period last year. Gross margin totaled $1.1 million, or 5.3 percent of segment sales in the most recent period. This compares with $5.8 million, or 35.6 percent of segment sales, in the fiscal 2016 third quarter. Despite advances on the segment’s top line, gross margin was impacted by the avocado-pricing environment, with fruit input costs rising nearly three-fold from the same period last year and more than double the cost from the fiscal 2017 second quarter.

Selling, general and administrative (SG&A) expense in the fiscal 2017 third quarter equaled $12.7 million, or 4.2 percent of revenues, versus $12.3 million, or 4.7 percent of revenues, in last year’s comparable period. The year-over-year change in SG&A expense is primarily due to a change in presentation of broker commission which had historically been accounted for as a reduction of net sales and which is now presented in SG&A expense, as well as a one-time legal settlement in the amount of $0.4 million. These expenses were offset primarily by a year-over-year decrease in the accrual for year-end management bonuses.

Outlook

Turning to the picture for the fourth quarter and beyond, CEO Cole said: “We expect to post our sixth consecutive quarter of double-digit revenue growth in the final period. And, as a result, we are reaffirming our expectation for double-digit revenue growth and higher year-over-year gross margin dollars for fiscal 2017.”

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Calavo Growers Reports Fiscal 2017 Third Quarter Results/5-5-5

“We surpassed $1 billion in trailing twelve month revenue last quarter, $300 million in quarterly revenue this quarter, and are on track to post $1.1 billion in annual sales for the fiscal 2017 full year. Looking ahead to fiscal 2018, we have never been more excited and optimistic about our current opportunities. We believe Calavo remains on a track that positions it in the top tier of food industry growth leaders.”

Cole continued: “In the Fresh segment, we anticipate that there will be a significantly larger supply of avocados in fiscal 2018, including a large crop from Mexico that is going to start in this month of September. In the coming quarters, we will continue to work on increasing throughput in the Jalisco packinghouse to further enhance profitability.

“RFG growth continues to complement Calavo’s other expanding business segments and propel the overall Company. We expect RFG’s recent 20-plus percent rate of revenue growth to continue in fiscal 2018. Several factors will contribute to RFG’s continued top-line expansion in 2018, including new customer and product opportunities, such as the new meal kits sold at leading retailers, and higher penetration into newer geographic regions. As RFG plants begin to benefit from scale and realize more operating efficiencies in fiscal 2018, we’ll see the acceleration in growth of gross margin dollars to historic levels.

“Calavo Foods most recent quarter was entirely unique in its operating history – a perfect storm of market conditions for the type of avocados used in our prepared products. As higher customer pricing takes hold –an initiative put in place in the fiscal third quarter – and raw-material costs moderate, we’ll see recovery in segment gross margins. Calavo Foods historically has been an outstanding incremental contributor to company sales and gross margin and we expect that to again be the case going forward as a speedy recovery in gross margins ensues within the business segment,” Cole added.

Regarding FreshRealm, which Calavo seeded and continues to hold a meaningful ownership stake, the CEO stated: “We are highly encouraged by momentum in new customer wins at FreshRealm, including leading retailers who are using its technology, supply and fulfillment platform for perishable fresh food delivery and in-store meal kits.

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Calavo Growers Reports Fiscal 2017 Third Quarter Results/6-6-6

After years of thoughtful planning, it is exciting to watch the growth at FreshRealm, where they expect revenue to reach a nine-figure level in fiscal 2018.

“The underpinnings are solidly in place that will support our future growth in the fourth quarter and in fiscal 2018. We are in an advantageous position, as well as have deep and broad resources to continue executing our plan. I am reiterating our company’s expectation for double-digit revenue growth and higher gross margin dollars in fiscal 2017. In fiscal 2018, I forecast Calavo will post revenue growth of 20 percent leading to record net income and per-share results,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. The company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing

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Calavo Growers Reports Fiscal 2017 Third Quarter Results/7-7-7

pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31,	October 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$8,871	$13,842
Accounts receivable, net of allowances of $3,720 (2017) and $2,063 (2016)	81,217	70,101
Inventories, net	32,714	31,849
Prepaid expenses and other current assets	6,974	14,402
Advances to suppliers	2,519	4,425
Income taxes receivable	252	334

Total current assets	132,547	134,953
Property, plant, and equipment, net	118,277	87,837
Investment in Limoneira Company	39,342	34,036
Investment in unconsolidated entities	30,850	24,652
Deferred income taxes	13,007	14,944
Goodwill	18,262	18,262
Other assets	23,885	13,249

	$376,170	$327,933

Liabilities and Shareholders’ equity
Current liabilities:
Payable to growers	$27,986	$20,965
Trade accounts payable	30,597	22,447
Accrued expenses	27,771	31,095
Short-term borrowings	38,000	19,000
Dividend payable	—	15,696
Current portion of long-term obligations	137	138

Total current liabilities	124,491	109,341
Long-term liabilities:
Long-term obligations, less current portion	454	445
Deferred income taxes	2,509	2,307

Total long-term liabilities	2,963	2,752
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	—	771
Total shareholders’ equity	248,716	215,069

	$376,170	$327,933

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2017	2016	2017	2016
Net sales	$301,645	$263,146	$798,361	$688,024
Cost of sales	276,793	230,502	715,332	607,575

Gross margin	24,852	32,644	83,029	80,449
Selling, general and administrative	12,698	12,287	41,950	34,866

Operating income	12,154	20,357	41,079	45,583
Interest expense	(227)	(210)	(797)	(612)
Other income (loss), net	588	(115)	552	399

Income before provision for income taxes	12,515	20,032	40,834	45,370
Provision for income taxes	3,719	7,323	13,883	16,609

Net income	8,796	12,709	26,951	28,761
Less: Net loss—noncontrolling interest	14	36	53	22

Net income attributable to Calavo Growers, Inc.	$8,810	$12,745	$27,004	$28,783

Calavo Growers, Inc.’s net income per share:
Basic	$0.51	$0.73	$1.55	$1.66

Diluted	$0.50	$0.73	$1.54	$1.65

Number of shares used in per share computation:
Basic	17,428	17,351	17,412	17,340

Diluted	17,544	17,447	17,507	17,425

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
Three months ended July 31, 2017
Net sales	$168,919	$20,251	$112,475	$301,645
Cost of sales	151,971	19,175	105,647	276,793

Gross margin	$16,948	$1,076	$6,828	$24,852

Three months ended July 31, 2016
Net sales	$156,129	$16,285	$90,732	$263,146
Cost of sales	137,845	10,484	82,173	230,502

Gross margin	$18,284	$5,801	$8,559	$32,644

For the three months ended July 31, 2017 and 2016, inter-segment sales and cost of sales of $0.6 million and $1.4 million between Fresh products and RFG were eliminated. For the three months ended July 31, 2017 and 2016, inter-segment sales and cost of sales of $0.9 million and $0.7 million between Calavo Foods and RFG were eliminated. For the three months ended July 31, 2017, inter-segment sales and cost of sales of $0.4 million between Fresh products and Calavo Foods were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Nine months ended July 31, 2017
Net sales	$436,601	$53,876	$307,884	$798,361
Cost of sales	388,005	42,108	285,219	715,332

Gross margin	$48,596	$11,768	$22,665	$83,029

Nine months ended July 31, 2016
Net sales	$395,264	$47,126	$245,634	$688,024
Cost of sales	352,424	29,228	225,923	607,575

Gross margin	$42,840	$17,898	$19,711	$80,449

For the nine months ended July 31, 2017 and 2016, inter-segment sales and cost of sales of $0.9 million and $2.8 million between Fresh products and RFG were eliminated. For the nine months ended July 31, 2017 and 2016, inter-segment sales and cost of sales of $2.3 million and $2.0 million between Calavo Foods and RFG were eliminated. For the nine months ended July 31, 2017, inter-segment sales and cost of sales of $0.4 million between Fresh products and Calavo Foods were eliminated.